Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Investor Relations John Eldridge (206) 272-6571 j.eldridge@f5.com

Public Relations Alane Moran (206) 272-6850 a.moran@f5.com

F5 Networks Announces Results for Third Quarter of Fiscal 2005

Sixty-five percent year-over-year revenue growth driven by strong sales in Europe and North America

SEATTLE, WA—July 20, 2005—For the third quarter of fiscal 2005, F5 Networks announced revenue of $73.1 million, up 8 percent sequentially over revenue of $67.7 million in the second quarter and 65 percent over revenue of $44.2 million in the third quarter a year ago. Net income for the quarter was $14.0 million ($0.35 per diluted share), compared to $12.1 million ($0.31 per diluted share) in the prior quarter of fiscal 2005.

For the third quarter of fiscal 2004 the company reported net income of $7.4 million ($0.20 per diluted share). However, during the fourth quarter of 2004, F5 became subject to income taxes on U.S. income, and to present the results for prior periods on a tax-affected basis that is comparable to the current period, the company’s financial statements include pro forma earnings for the third quarter of fiscal 2004. On a pro forma basis, net income for the third quarter of fiscal 2004 would have been $4.9 million ($0.13 per diluted share) if the company had recorded a comparable provision for income taxes.

“During the third quarter, the company’s revenue growth reflected strong demand for our products in Europe and North America,” said John McAdam, F5 president and chief executive officer. “Compared to the prior quarter, revenue grew 19 percent in Europe and 25 percent in North America. Year over year, revenue in Europe and North America increased 78 percent and 69 percent respectively. The strength in these regions and solid performance in Asia-Pacific more than offset a slowdown in Japan that is typical of Japan’s first fiscal quarter.”

With continued revenue growth, stable gross margins, and further improvement in its expense ratio, the company’s operating margin was 27 percent in the third quarter, up from 16 percent in the third quarter of last year. Record cash flow of $21.2 million from operations contributed to a quarter-end balance of $329 million in cash and investments, a net increase of $36 million during the quarter.

F5 Networks Announces Fiscal Third Quarter Results

For the fourth quarter of fiscal 2005, ending September 30, McAdam said management has set a revenue target of $76 million to $78 million. Effective July 1, the company has voluntarily adopted the provisions of SFAS 123R, which would have required it to begin expensing the cost of stock-based compensation in the quarter beginning October 1. Accordingly, McAdam said, earnings for the fourth quarter are expected to be $0.29 to $0.30 per diluted share, including the charge for stock-based compensation. Excluding the compensation charge, the anticipated earnings range would have been $0.37 to $0.38 per diluted share. A reconciliation of the company’s expected GAAP and pro forma earnings is provided in the following table:

Three months ended
September 30, 2005
Reconciliation of Expected Pro Forma Fourth Quarter Earnings	Low	High
Net income Stock-based compensation expense, net of tax	$11,500 3,300	$11,900 3,300

Pro forma net income excluding stock compensation charges	$14,800	$15,200

Net income per share — diluted Pro forma net income per share — diluted	$0.29 $0.37	$0.30 $0.38

About F5 Networks

F5 enables organizations to successfully deliver business-critical applications and gives them the greatest level of agility to stay ahead of growing business demands. As the pioneer and global leader in Application Traffic Management, F5 continues to lead the industry by driving more intelligence into the network to deliver advanced application agility. F5 products ensure the secure and optimized delivery of applications to any user — anywhere. Through its flexible and cohesive architecture, F5 delivers unmatched value by dramatically improving the way organizations serve their employees, customers and constituents, while lowering operational costs. The company is headquartered in Seattle, Washington with offices worldwide. For more information go to www.f5.com.

Forward Looking Statements

Statements in this press release concerning revenue and earnings targets for the fourth quarter of fiscal 2005 and other statements that are not historical facts are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: customer acceptance of our new traffic management and security offerings; the timely development, introduction and acceptance of additional new products and features by F5 or its competitors; competitive pricing pressures; increased sales discounts; F5’s ability to sustain, develop and effectively utilize distribution relationships; F5’s ability to attract, train and retain qualified product development, marketing, sales, professional services and customer support personnel; F5’s ability to expand in international markets;

F5 Networks Announces Fiscal Third Quarter Results

and the unpredictability of F5’s sales cycle. F5 has no duty to update any guidance provided or other matters discussed in this press release. More information about potential risk factors that could affect F5’s business and financial results is included in the Company’s annual report on Form 10K for the fiscal year ended September 30, 2004, and other public filings with the Securities and Exchange Commission.

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F5 Networks, Inc.
Consolidated Balance Sheets
(unaudited, in thousands)

	June 30,	September 30,
	2005	2004
Assets
Current assets
Cash and cash equivalents	$11,587	$24,901
Short-term investments	196,530	115,600
Restricted cash	2,400	—
Accounts receivable, net of allowances of $3,060 and $3,161	37,749	22,665
Inventories	2,288	1,696
Deferred tax assets	3,233	4,494
Other current assets	9,744	5,776

Total current assets	263,531	175,132

Restricted cash	3,875	6,243
Property and equipment, net	15,563	11,954
Long-term investments	120,962	81,792
Deferred tax assets	42,592	26,886
Goodwill	50,067	50,067
Other assets, net	8,856	8,279

Total assets	$505,446	$360,353

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$6,201	$4,840
Accrued liabilities	19,290	17,668
Deferred revenue	36,905	28,064

Total current liabilities	62,396	50,572

Long-term liabilities	2,701	2,136

Commitments and contingencies

Shareholders’ equity
Preferred Stock, no par value; 10,000 shares authorized, no shares outstanding	—	—
Common Stock, no par value; 100,000 shares authorized 38,387 and 34,772 shares issued and outstanding	403,641	306,655
Accumulated other comprehensive loss	(862)	(498)
Retained earnings	37,570	1,488

Total shareholders’ equity	440,349	307,645
Total liabilities and shareholders’ equity	$505,446	$360,353

F5 Networks, Inc.
Consolidated Income Statements
(unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Net revenues
Products	$57,112	$32,537	$156,836	$88,633
Services	15,952	11,706	43,967	32,338

Total	73,064	44,243	200,803	120,971

Cost of net revenues
Products	12,751	7,267	35,099	19,915
Services	4,306	2,832	11,600	7,920

Total	17,057	10,099	46,699	27,835

Gross profit	56,007	34,144	154,104	93,136

Operating expenses
Sales and marketing	23,207	16,907	63,732	47,781
Research and development	7,547	6,253	22,310	17,597
General and administrative	5,833	4,069	16,693	11,271
Amortization of unearned compensation	—	—	—	10

Total	36,587	27,229	102,735	76,659

Income from operations	19,420	6,915	51,369	16,477
Other income, net	2,123	848	5,151	1,840

Income before income taxes	21,543	7,763	56,520	18,317
Provision for income taxes	7,566	347	20,438	1,145

Net income	$13,977	$7,416	$36,082	$17,172

Net income per share – basic	$0.37	$0.22	$0.98	$0.52

Weighted average shares – basic	37,918	34,382	36,795	32,760

Net income per share – diluted	$0.35	$0.20	$0.93	$0.48

Weighted average shares – diluted	39,418	36,969	38,739	35,703

Reconciliation to pro forma results
Net income as reported	$7,416	$17,172
Provision for income taxes as reported	347	1,145

Income before income taxes	7,763	18,317
Pro forma 37% provision for income taxes	2,872	6,777

Pro forma net income	$4,891	$11,540

Pro forma net income per share – diluted	$0.13	$0.32

Pro forma weighted average shares – diluted	36,969	35,703